Exhibit 2.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of the annual report to which this exhibit is being filed, Castor Maritime Inc. (the “Company”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended:

(1)          Common shares, par value $0.001 per share (the “common shares”); and

(2)          Preferred Share Purchase Rights under the Rights Agreement, as defined below (a “Right” or the “Rights”).

The following description sets forth certain material provisions of these securities. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of (i) the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), (ii) the Company’s Bylaws (the “Bylaws”), and (iii) the Stockholders Rights Agreement dated as of November 20, 2017, by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agreement”), each of which is an exhibit to the annual report on Form 20-F for the fiscal year ended December 31, 2023 (“Annual Report”) of which this Exhibit is a part. We encourage you to refer to our Articles of Incorporation, Bylaws and the Rights Agreement for additional information.

Capitalized terms used but not defined herein have the meanings given to them in our Annual Report.

OUR SHARE CAPITAL

Under our Articles of Incorporation our authorized capital stock consists of 2,000,000,000 registered shares, of which 1,950,000,000 are designated as common shares, par value $0.001 per share, and 50,000,000 are designated as preferred shares, par value $0.001 per share. As of December 31, 2023, we had issued and outstanding 96,623,876 common shares, 12,000 Series B Preferred Shares, par value $0.001 per share (the “Series B Preferred Shares”) and 50,000 5.00% Series D Cumulative Perpetual Convertible Preferred Shares, having a stated value of $1,000 and par value of $0.001 per share (the “Series D Preferred Shares”). As of the same date, we also had 1,000,000 authorized (but not outstanding) Series C Participating Preferred Shares. Our common shares are listed on the NASDAQ under the symbol “CTRM” and on the Norwegian OTC under the symbol “CASTOR”.

Any amendment to our Articles of Incorporation to alter our capital structure requires approval by an affirmative majority of the voting power of the total number of shares issued and outstanding and entitled to vote thereon. Shareholders of any series or class of shares are entitled to vote upon any proposed amendment, whether or not entitled to vote thereon by the Articles of Incorporation, if such amendment would (i) increase or decrease the par value of the shares of such series or class, or, (ii) alter or change the powers, preferences or special rights of the shares of such series or class so as to adversely affect them. Such class vote would be conducted in addition to the vote of all shares entitled to vote upon the amendment and requires approval by an affirmative majority of the voting power of the affected series or class.

DESCRIPTION OF COMMON SHARES

Holders of common shares do not have conversion, sinking fund, redemption or pre-emptive rights to subscribe to any of our securities. There are no restrictions under Marshall Islands law on the transferability of our common shares. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we have issued in the past or which we may issue in the future.

Voting Rights

Each outstanding common share entitles the holder to one (1) vote on all matters submitted to a vote of shareholders. Our directors are elected by a plurality of the votes cast by shareholders entitled to vote and serve for three-year terms. There is no provision for cumulative voting. Our common shares and Series B Preferred Shares vote together as a class on most matters submitted to a vote of shareholders of the Company, though our Articles of Incorporation provide for a separate vote of the Series B Preferred Shares for certain matters adversely impacting such shares rights and preferences. Series B Preferred Shares have one hundred thousand (100,000) votes per share and currently have a controlling vote over the various matters put to a vote of the Company’s shareholders. The voting power of the Series B Preferred Shares is subject to adjustment to maintain a substantially identical voting interest in the Company following the (i) creation or issuance of a new series of shares of the Company carrying more than one vote per share to be issued to any person other than holders of the Series B Preferred Shares, except for the creation (but not the issuance) of Series C Participating Preferred Shares, without the prior affirmative vote of a majority of votes cast by the holders of the Series B Preferred Shares or (ii) issuance or approval of common shares pursuant to and in accordance with the Rights Agreement.

All of our 12,000 Series B Preferred Shares were issued to Thalassa Investment Co. (“Thalassa”). Thalassa is a company controlled by Petros Panagiotidis, our Chairman, Chief Executive Officer and Chief Financial Officer. As a result, we are controlled by Mr. Panagiotidis and it may be more difficult to effect a change of control of us.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred shares, including the Series D Preferred Shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors (the “Board”) out of funds legally available for dividends.

Our Series D Preferred Shares provide that holders of Series D Preferred Shares are entitled to receive, when, as and if declared by the Board, cumulative dividends at 5.00% per annum of the stated amount, in cash or Series D Preferred Shares, payable quarterly in arrears on the 15th day of each January, April, July and October, respectively, in each year, beginning on October 15, 2023 (each, a “Dividend Payment Date”). For each Dividend Period commencing on and from the seventh anniversary of August 7, 2023, the rate shall be the annual dividend rate in effect for the prior Dividend Period multiplied by a factor of 1.3; provided that such dividend rate cannot exceed 20% per annum. So long as any Series D Preferred Share remains outstanding, unless full Accrued Dividends on all outstanding Series D Preferred Shares through and including the most recently completed Dividend Period have been paid or declared and a sum sufficient for the payment thereof has been set aside for payment, no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any Junior Stock, other than a dividend payable solely in stock that ranks junior to the Series D Preferred Shares in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.

For purposes of the Series D Preferred Shares:

(i) “Accrued Dividends” means, with respect to Series D Preferred Shares, an amount computed at the Annual Rate from, as to each share, the date of issuance of such share to and including the date to which such dividends are to be accrued (whether or not such dividends have been declared), less the aggregate amount of all dividends previously paid on such share.

(ii) “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date.

(iii) “Junior Stock” means any class or series of stock of the Company (including the Common Shares) that ranks junior to this Series in the payment of dividends or in the distribution of assets on liquidation, dissolution or winding up of the Company.

So long as any Series D Preferred Share remains outstanding, unless full Accrued Dividends on all outstanding Series D Preferred Shares through and including the most recently completed Dividend Period have been paid or declared and a sum sufficient for the payment thereof has been set aside for payment, no monies may be paid or made available for a sinking fund for the redemption or retirement of Junior Stock, nor shall any shares of Junior Stock be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, other than (i) as a result of (x) a reclassification of Junior Stock, or (y) the exchange or conversion of one share of Junior Stock for or into another share of stock that ranks junior to the Series D Preferred Shares in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company; or (ii) through the use of the proceeds of a substantially contemporaneous sale of other shares of stock that rank junior to the Series D Preferred Shares in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.

Liquidation Rights

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, including the Series D Preferred Shares, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution.

Our Series D Preferred Shares provide that in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, before any distribution or payment out of the Company’s assets may be made to or set aside for the holders of any Junior Stock, holders of Series D Preferred Shares will be entitled to receive out of our assets legally available for distribution to our shareholders an amount equal to the stated amount per share ($1,000), together with an amount equal to all Accrued Dividends to the date of payment whether or not earned or declared (the “Liquidation Preference”). If the Liquidation Preference has been paid in full to all holders of Series D Preferred Shares and all holders of any class or series of our stock that ranks on a parity with Series D Preferred Shares in the distribution of assets on liquidation, dissolution or winding up of the Company, the holders of Junior Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

Limitations on Ownership

Under Marshall Islands law generally and our Articles of Incorporation, there are no limitations on the right of persons who are not citizens or residents of the Marshall Islands to hold or vote our common shares.

DESCRIPTION OF THE RIGHTS UNDER THE STOCKHOLDERS RIGHTS AGREEMENT

Preferred Shares and the Rights

Our Articles of Incorporation, as amended from time to time, authorize our Board to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

On November 20, 2017, we entered into the Rights Agreement and our Board declared a dividend of one Right for each outstanding common share outstanding on November 21, 2017.

The Rights. The Rights trade with, and are inseparable from, our common shares. The Rights are evidenced by the certificates that represent our common shares registered in the names of the holders thereof or, in the case of uncertificated shares of our common shares registered in book-entry form. New Rights will accompany any new common shares of the Company issued after November 21, 2017 until the Distribution Date described below. As of December 31, 2023, we had 96,623,876 Rights issued and outstanding in connection with our outstanding common shares.

Exercise Price. Each Right allows its holder to purchase from the Company one one-thousandth (1/1,000) of a share of Series C Participating Preferred Stock (a “Series C Preferred Share”), for $150.00  (the “Exercise Price”), once the Rights become exercisable. This portion of a Series C Preferred Share will give the shareholder approximately the same dividend, voting and liquidation rights as would one common share. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

Exercisability. The Rights are not exercisable until 10 days after the public announcement by the Company or an Acquiring Person that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 15% or more of our outstanding common shares, except that our Chairman, Chief Executive Officer and Chief Financial Officer, Petros Panagiotidis and Thalassa Investment Co. S.A. are exempt from being an “Acquiring Person”.

Certain synthetic interests in securities created by derivative positions, whether or not such interests are considered to be ownership of the underlying common shares or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended, are treated as beneficial ownership of the number of our common shares equivalent to the economic exposure created by the derivative position, to the extent our actual common shares are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.

The Rights Agreement “grandfathers” the current level of ownership of persons who, prior to the date of the Rights Agreement, beneficially owned 15% or more of our outstanding common shares, so long as they do not purchase additional shares in excess of certain limitations.

The date when the Rights become exercisable is the “Distribution Date”. Until that date, our common share certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) will also evidence the Rights, and any transfer of our common shares will constitute a transfer of Rights. After that date, the Rights will separate from our common shares and will be evidenced by book-entry credits or by Rights certificates that the Company will mail to all eligible holders of our common shares. Any Rights held by an Acquiring Person are null and void and may not be exercised. Please see “Consequences of a Person or Group Becoming an Acquiring Person” below for further information.

The Rights entitle their holder to acquire Series C Preferred Shares on the terms described above. Each one one-thousandth (1/1000) of a Series C Preferred Share, if issued, will, among other things:

•	not be redeemable;

•
entitle holders to quarterly dividend payments in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in our common shares or a subdivision of our outstanding common shares (by reclassification or otherwise), declared on our common shares since the immediately preceding quarterly dividend payment date; and

•	entitle holders to one vote on all matters submitted to a vote of the shareholders of the Company.

The value of one one-thousandth (1/1000) interest in a Series C Preferred Share should approximate the value of one common share.

The Board adopted the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group that acquires beneficial ownership of 15% or more of our outstanding common shares without the approval of our Board. The potential effects of the Rights on a shareholder owning a substantial number of shares are discussed below.

Consequences of a Person or Group Becoming an Acquiring Person.

The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board can approve a redemption of the Rights for a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board.

Notional Shares. Shares held by affiliates and associates of an Acquiring Person, including certain entities in which the Acquiring Person beneficially owns a majority of the equity securities, and Notional Common Shares (as defined in the Rights Agreement) held by counterparties to a Derivatives Contract (as defined in the Rights Agreement) with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.

Flip In. If an Acquiring Person obtains beneficial ownership of 15% or more of our common shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares (or, in certain circumstances, cash, property or other securities of the Company) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by the Company, as further described below.

Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.

Flip Over. If, after an Acquiring Person obtains 15% or more of our common shares, (i) the Company merges into another entity; (ii) an acquiring entity merges into the Company; or (iii) the Company sells or transfers 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

Redemption. The Company may, at its option and with the approval of the Board, redeem the Rights for $0.001 per Right at any time before any person or group becomes an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.01 per Right. The redemption price will be adjusted if the Company has a stock dividend, a stock split or similar transaction.

Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common shares, the Board may extinguish the Rights by exchanging one common share or an equivalent security for each Right, other than Rights held by the Acquiring Person. In certain circumstances, the Company may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one common share.

Expiration. The Rights expire on the earliest of (i) November 20, 2027, or (ii) the redemption or exchange of the Rights as described above.

Anti-Dilution Provisions. The Board may adjust the purchase price of the Series C Preferred Shares, the number of Series C Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Series C Preferred Shares or our common shares. No adjustments to the Exercise Price of less than 1% will be made.

Amendments. The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights, with certain exceptions, in order to (i) cure any ambiguities; (ii) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein; (iii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iv) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

Taxes. The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.

Anti-Takeover Provisions in our Articles of Incorporation and Bylaws

Several provisions of the Articles of Incorporation and Bylaws could make it difficult for shareholders to change the composition of our Board in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. These provisions are:

•	authorizing our Board to issue “blank check” preferred shares without shareholder approval;

•	providing for a classified Board with staggered, three-year terms for three classes of directors;

•	establishing certain advance notice requirements for nominations for election to our Board or for proposing matters that can be acted on by shareholders at shareholder meetings;

•	prohibiting cumulative voting in the election of directors;

•	limiting the persons who may call special meetings of shareholders; and

•	establishing supermajority voting provisions with respect to amendments to certain provisions of our Articles of Incorporation and Bylaws.

The Articles of Incorporation also prohibit any Interested Shareholder from engaging in a Business Combination (as defined in the Articles of Incorporation) with us within three years after the owner acquired such ownership, except where:

•	the Board approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;

•
upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the number of voting stock outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•
at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock that is not owned by the Interested Shareholder; or

•	the shareholder became an Interested Shareholder prior to September 11, 2017.

The foregoing restrictions do not apply if:

•
A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

•
The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

o	a merger or consolidation of the Company (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Company is required);

o
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Company; or

o	a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the Company.

For the purposes of the foregoing, "Interested Shareholder" means any person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (i) is the owner of 15% or more of the outstanding voting shares of the Company, or (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the outstanding voting stock of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term "Interested Shareholder" shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting shares of the Company, except as a result of further Company action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Company deemed to be outstanding shall include voting shares deemed to be owned by the person, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

Marshall Islands Company Considerations

Our corporate affairs are governed by our Articles of Incorporation and Bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA provides that its provisions shall be applied and construed in a manner to make them uniform with the laws of the State of Delaware and other states of the United States of America with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. As a result, you may have more difficulty protecting your interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law. The following table outlines significant differences between the statutory provisions of the BCA and the General Corporation Law of the State of Delaware relating to shareholders’ rights.

Marshall Islands	Delaware

Shareholder Meetings

May be held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally, sent by mail or by electronic mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights

Unless otherwise provided in the articles of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Merger or Consolidation

Marshall Islands	Delaware

Any two or more domestic corporations may merge or consolidate into a single corporation if approved by the board of each constituent corporation and if authorized by a majority vote at a shareholder meeting of each such corporation by the holders of outstanding shares.

Authorization by a majority vote of the holders of a class of shares may be required if such class is entitled to vote if a proposed amendment to the articles, undertaken in connection with such merger or consolidation, would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Authorization by a majority vote of the holders of a class of shares may be required if such class is entitled to vote if a proposed amendment to the articles, undertaken in connection with such merger or consolidation, would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

However, unless expressly required by its certificate of incorporation, no vote of stockholders of a constituent corporation that has a class or series of stock that is listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the agreement of merger by such constituent corporation shall be necessary to authorize a merger that meets certain conditions.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board of directors (and notice of the meeting shall be given to each shareholder of record, whether or not entitled to vote), shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting, unless any class of shares is entitled to vote thereon as a class, in which event such authorization shall require the affirmative vote of the holders of a majority of the shares of each class of shares entitled to vote as a class thereon and of the total shares entitled to vote thereon.

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Marshall Islands	Delaware

Upon approval by the board, any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any such corporation.

Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Director

The number of directors may be fixed by the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw. The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.

If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.

The number of board members shall be fixed by, or in a manner provided by, the bylaws and amended by an amendment to the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

Shareholders entitled to vote upon amendments to the bylaws hold the power to adopt, amend or repeal bylaws in a stock corporation that has received any payment for its stock, unless such power is otherwise conferred upon the director’s in the certificate of incorporation. An amendment to the certification of incorporation must be approved by the board and a majority of outstanding stock entitled to vote thereon.

Marshall Islands	Delaware

Removal:	Removal:

Any or all of the directors may be removed for cause by vote of the shareholders. The articles of incorporation or the bylaws may provide for such removal by board action, except in the case of any director elected by cumulative voting, or by shareholders of any class or series when entitled by the provisions of the articles of incorporation.
Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

If the articles of incorporation or bylaws provide any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect removal of any or all directors only for cause unless the certificate of incorporation provides otherwise.

Dissenters’ Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares shall not be available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is offered for consideration which is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding those limited exceptions, appraisal rights will be available if shareholders are required by the terms of an agreement of merger or consolidation to accept certain forms of uncommon consideration.

Marshall Islands	Delaware

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:
•     alters or abolishes any preferential right of any outstanding shares having preference; or
•     creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or
•    alters or abolishes any preemptive right granted by law and not disseated by the articles of incorporation of such holder to acquire shares or other securities; or
•     excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.
Shareholders do not have appraisal rights due to an amendment of the company’s certificate of incorporation unless provided for in such certificate.